EXHIBIT 99.1

February 1, 2007	Company Press Release	Flowers Foods (NYSE: FLO)
FLOWERS FOODS ANNOUNCES RECORD RESULTS FOR FOURTH QUARTER
AND FISCAL 2006; UPDATES GUIDANCE FOR FISCAL 2007
THOMASVILLE, GA— Flowers Foods (NYSE: FLO) today reported sales of $438.2 million for its 12-week fourth quarter ended on December 30, 2006, a 10.5% increase over the $396.5 million reported for the fourth quarter last year. Net income and income from continuing operations of $15.8 million were reported, an increase of 35.0% compared to the $11.7 million reported for the fourth quarter of fiscal 2005. Net income and income from continuing operations per diluted share of $.26 were reported, an increase of 36.8% compared to $.19 for the fourth quarter of fiscal 2005.
Sales for fiscal 2006 increased 10.1% to $1.889 billion. Net income for fiscal 2006 increased 32.4% to $81.0 million, or $1.31 per diluted share. Income from continuing operations before the cumulative effect of a change in accounting principle was $74.9 million, a 19.1% increase over the $62.9 million reported for fiscal 2005. Income from continuing operations per diluted share before the cumulative effect of a change in accounting principle was $1.21, which represents a 22.2% increase over the $.99 reported for fiscal 2005.
“Flowers Foods delivered record results for the fourth quarter and the full year, even as we faced higher input costs and continued to invest in our operations,” said George E. Deese, chairman, CEO, and president. “Our earnings performance is evidence that our business model is sound. Our brands are strong, our bakeries efficient, and our direct-store-delivery network is providing extraordinary service. We remain focused on creating value for our shareholders as we continue to execute our strategies. As 2007 unfolds, we expect another year of solid performance, as indicated by the updated earnings guidance we are providing this morning.”
Updated Guidance for Fiscal 2007
Fiscal 2007 sales excluding any future acquisitions are expected to be $1.983 billion to $2.040 billion, an increase of 5% to 8%. The company anticipates net income from continuing operations of 4.0% to 4.4% of sales, or $81.0 million to $87.0 million, as compared to $74.9 million in fiscal 2006. With approximately 61.0 million average shares outstanding, earnings per share from continuing operations are expected to be $1.33 to $1.43, an increase of 9.9% to 18.2% over the $1.21 reported for fiscal 2006.
Details of Fourth Quarter and Fiscal 2006
The sales increase of 10.5% in the fourth quarter resulted from favorable pricing of 7.0%, positive mix shifts of 2.5%, and a 1.0% increase in unit volume. During the quarter, Bakeries Group sales grew at 11.4% due to favorable pricing of 6.7% and a unit volume increase of 4.8%, offset by a slightly unfavorable product mix shift. In the fourth quarter, Derst Baking Company, acquired in February 2006, contributed $12.4 million of sales, which is reflected in the Bakeries Group unit volume increase. Flowers Specialty sales increased 7.2%, driven by favorable pricing of 8.0% and positive mix shifts of 5.2%. These increases were negatively impacted by a decline in unit volume of 6.0%, primarily due to the planned loss of contract snack cake production.
The sales increase of 10.1% for fiscal 2006 reflects favorable pricing of 6.5%, favorable mix shifts of 3.4%, and increased unit volume of .2%. The Bakeries Group experienced fiscal 2006 sales growth of 11.8% due to unit volume growth of 5.9%, increased pricing of 5.6%, and improved product mix of .3%. For the full year, Derst contributed $44.8 million of sales, which is reflected in the Bakeries Group unit volume increase. The Specialty Group’s fiscal 2006 sales growth of 3.7% came through favorable pricing of 8.2% and a favorable mix shift of 5.2%, which were impacted by a 9.7% unit volume decrease.
Gross margin as a percentage of sales for the fourth quarter of fiscal 2006 decreased to 49.0% as compared to 49.5% in the fourth quarter of fiscal 2005. Increases in production costs, primarily flour and sweeteners, were partially offset by pricing gains. Gross margin for the full fiscal year of 49.7% remained stable as compared to the prior year.
Selling, marketing and administrative costs as a percentage of sales for the fourth quarter were 40.1% compared to 41.1% in the prior year’s fourth quarter. The improvement for the quarter was due primarily to increased sales, lower pension expense, and improved distributions costs. These positive items were partially offset by higher stock-based compensation costs. For the year, selling, marketing and administrative costs as a percentage of sales were 40.2% compared to 40.6% in fiscal 2005.
Depreciation and amortization expenses for the quarter and the fiscal year increased 5.9% and 8.3%, respectively. However, due to higher sales, the items remained relatively stable as a percentage of sales. Net interest income for the fourth quarter and for the fiscal year was down from the prior fiscal year due to higher interest expense on debt service. The effective tax rate for continuing operations for the fourth quarter was 37.5% and for the fiscal year was 36.7%.
During the fourth quarter, the company received insurance proceeds relating to Hurricane Katrina of $.8 million, or $.01 per share, which is reported as a gain on insurance recovery. During fiscal 2006, the company received insurance proceeds of $4.5 million, or $.05 per share. Costs incurred during fiscal 2006 related to the hurricane were $1.7 million, or $.02 per share. All claims related to the hurricane have been settled and the company does not expect to file any additional claims related to the 2005 hurricanes.
Cash flow from operations remained strong at $48.8 million for the fourth quarter of fiscal 2006. During the fourth quarter, the company acquired 393,440 shares of its common stock for $10.4 million, an average of $26.54 per share. During fiscal 2006, the company invested $63.6 million in share repurchases, or 2.3 million shares at an average price of $27.35. Since the inception of the stock repurchase plan through the end of fiscal 2006, the company has acquired 11.8 million shares of its common stock for $247.1 million, an average of $21.02 per share. The plan authorizes the company to repurchase up to 15.3 million shares of common stock.
The board of directors will consider the dividend at its regularly scheduled meeting. Any action taken will be announced following that meeting.
Conference Call
Flowers Foods will broadcast its quarterly conference call over the Internet at 10:30 a.m. (Eastern) February 1, 2006. The call will be broadcast live on Flowers’ Web site, www.flowersfoods.com, and can be accessed by clicking on the web cast link on the home page. The call also will be archived on the company’s website.
Company Information
Headquartered in Thomasville, Ga., Flowers Foods is one of the nation’s leading producers and marketers of packaged bakery foods for retail and foodservice customers. Flowers operates 36 bakeries that produce a wide range of bakery products marketed throughout the Southeastern, Southwestern, and mid-Atlantic states via an extensive direct-store-delivery network and nationwide through other delivery systems. Among the company’s top brands are Nature’s Own, Cobblestone Mill, Sunbeam, Blue Bird, and Mrs. Freshley’s. For more information, visit www.flowersfoods.com.

Statements contained in this press release that are not historical facts are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company’s prospects in general include, but are not limited to, (a) competitive conditions in the baked foods industry, including promotional and price competition, (b) changes in consumer demand for our products, (c) the success of productivity improvements and new product introductions, (d) a significant reduction in business with any of our major customers including a reduction from adverse developments in any of our customer’s business, (e) fluctuations in commodity pricing and (f) our ability to achieve cash flow from capital expenditures and acquisitions and the availability of new acquisitions that build shareholder value. In addition, our results may also be affected by general factors such as economic and business conditions (including the baked foods markets), interest and inflation rates and such other factors as are described in the company’s filings with the Securities and Exchange Commission.
Investor Contact: Marta J. Turner, Senior VP/Corporate Relations, (229) 227-2348

Media Contact: Mary A. Krier, VP of Corporate Communications, (229) 227-2333

Flowers Foods
Consolidated Statement of Income
(000’s omitted, except per share data)

	For the 12 - Week	For the 12 - Week	For the 52 - Week	For the 52 - Week
	Period Ended	Period Ended	Period Ended	Period Ended
	December 30, 2006	December 31, 2005	December 30, 2006	December 31, 2005
Sales	$438,178	$396,524	$1,888,654	$1,715,869
Materials, supplies, labor and other production costs	223,569	200,353	949,612	861,583
Selling, marketing and administrative expenses	175,600	163,083	759,387	697,247
Depreciation and amortization	15,515	14,647	64,250	59,344
Gain on insurance recovery	(836)	0	(3,088)	0
Other income	0	0	0	(1,591)

Income from continuing operations before interest, income taxes, minority interest and cumulative effect of a change in accounting principle (EBIT)	24,330	18,441	118,493	99,286
Interest income, net	1,088	1,361	4,946	6,337

Income from continuing operations before income taxes, minority interest and cumulative effect of a change in accounting principle (EBT)	25,418	19,802	123,439	105,623
Income tax expense	9,544	7,491	45,304	39,861

Income from continuing operations before minority interest and cumulative effect of a change in accounting principle	15,874	12,311	78,135	65,762
Minority interest in variable interest entity	(38)	(579)	(3,255)	(2,904)

Income from continuing operations before cumulative effect of a change in accounting principle	15,836	11,732	74,880	62,858
Income (loss) from discontinued operations, net of tax	0	0	6,731	(1,627)

Income before cumulative effect of a change in accounting principle	15,836	11,732	81,611	61,231
Cumulative effect of a change in accounting principle, net of tax	0	0	(568)	0

Net income	$15,836	$11,732	$81,043	$61,231

Per share amounts:
Income from continuing operations before cumulative effect of a change in accounting principle	$0.26	$0.19	$1.21	$0.99
Income (loss) from discontinued operations	0.00	0.00	0.11	(0.03)
Cumulative effect of a change in accounting principle	0.00	0.00	(0.01)	0.00

Net income	$0.26	$0.19	$1.31	$0.96

Diluted weighted average shares outstanding	61,292	62,360	61,733	63,579

Flowers Foods
Segment Reporting
(000’s omitted)

	For the 12 - Week	For the 12 - Week	For the 52 - Week	For the 52 - Week
	Period Ended	Period Ended	Period Ended	Period Ended
	December 30, 2006	December 31, 2005	December 30, 2006	December 31, 2005
Sales:
Flowers Bakeries Group	$350,820	$315,002	$1,512,889	$1,353,618
Flowers Specialty Group	87,358	81,522	375,765	362,251

	$438,178	$396,524	$1,888,654	$1,715,869

EBITDA from Continuing Operations Before Cumulative
Effect of a Change in Accounting Principle:
Flowers Bakeries Group	$38,224	$36,684	$177,492	$154,649
Flowers Specialty Group	8,701	5,043	31,662	33,300
Flowers Foods	(7,080)	(8,639)	(26,411)	(29,319)

	$39,845	$33,088	$182,743	$158,630

Depreciation and Amortization:
Flowers Bakeries Group	$12,512	$11,892	$51,309	$47,816
Flowers Specialty Group	3,025	2,776	13,118	11,558
Flowers Foods	(22)	(21)	(177)	(30)

	$15,515	$14,647	$64,250	$59,344

EBIT from Continuing Operations Before Cumulative
Effect of a Change in Accounting Principle:
Flowers Bakeries Group	$25,712	$24,792	$126,183	$106,833
Flowers Specialty Group	5,676	2,267	18,544	21,742
Flowers Foods	(7,058)	(8,618)	(26,234)	(29,289)

	$24,330	$18,441	$118,493	$99,286

Flowers Foods
Condensed Consolidated Balance Sheet
(000’s omitted)

December 30, 2006
Assets
Cash and Cash Equivalents	$13,914

Other Current Assets	216,894

Property, Plant & Equipment, net	464,442

Distributor Notes Receivable (includes $9,839 current portion)	84,267

Other Assets	25,946

Cost in Excess of Net Tangible Assets, net	99,658

Total Assets	$905,121

Liabilities and Stockholders’ Equity
Current Liabilities	$177,829

Bank Debt	51,800

Other Debt and Capital Leases (includes $4,665 current portion)	34,732

Other Liabilities	72,029

Minority Interest in Variable Interest Entity	5,870

Common Stockholders’ Equity	562,861

Total Liabilities and Stockholders’ Equity	$905,121

Flowers Foods
Condensed Consolidated Statement of Cash Flows
(000’s omitted)

	For the 12 - Week	For the 52 - Week
	Period Ended	Period Ended
	December 30, 2006	December 30, 2006
Cash flows from operating activities:
Net income	$15,836	$81,043
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	15,515	64,250
Minority interest in variable interest entity	38	3,255
Discontinued operations	0	(5,509)
Pension contributions	0	(14,000)
Cumulative effect of a change in accounting principle (SFAS 123R)	0	930
Stock compensation	1,914	8,679
Changes in assets and liabilities	15,498	12,628

Net cash provided by operating activities	48,801	151,276

Cash flows from investing activities:
Purchase of property, plant and equipment	(16,106)	(61,792)
Acquisitions, net of cash acquired	0	(887)
Other	(3,680)	(9,037)

Net cash disbursed for investing activities	(19,786)	(71,716)

Cash flows from financing activities:
Dividends paid	(7,574)	(28,995)
Stock options exercised	382	6,363
Income tax benefit related to stock awards	483	8,615
Stock repurchases	(10,441)	(63,617)
Payment of financing fees	0	(391)
Decrease in book overdraft	(2,065)	(3,211)
Proceeds from debt borrowings	43,800	347,400
Debt and capital lease obligation payments	(68,914)	(342,811)

Net cash disbursed for financing activities	(44,329)	(76,647)

Net (decrease) increase in cash and cash equivalents	(15,314)	2,913
Cash and cash equivalents at beginning of period	29,228	11,001

Cash and cash equivalents at end of period	$13,914	$13,914